MorisonCogen LLP
Certified Public Accountants • Business Consultants

Independent member Morison Global

October 4, 2024

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 1-U for the event that occurred on September 30, 2024, to be filed by our former client, Landa App 2 LLC. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Additionally, we are not in a position to agree or disagree with the statements in the last two paragraphs.

Very truly yours,

Morison Cogen LLP

Morison Cogen LLP
Blue Bell, Pennsylvania